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Exhibit 9(a)(xiii)

                                LETTER AGREEMENT

                            SSgA MSCI EAFE INDEX FUND

                      TRANSFER AGENCY AND SERVICE AGREEMENT

September 28, 2001



State Street Bank and Trust Company
C/o Boston Financial Data Services, Inc.
1250 Hancock Street, Suite 300N
Quincy, MA  02169


Ladies and Gentlemen:

Pursuant to Article 8 of the Transfer Agency and Service Agreement between the SSgA Funds and State Street Bank and Trust Company, dated as of April 11, 1988, as amended, the SSgA Funds advise you that it is renaming an existing but heretofore not operating series formerly known as the SSgA International Pacific Index Fund, to be renamed SSgA MSCI EAFE Index Fund (the "Fund"). The SSgA Funds desires State Street Bank and Trust Company to serve as Transfer Agent with respect to the Fund pursuant to the terms and conditions of the Transfer Agency and Service Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Fund and retaining one for your records. This letter agreement replaces in its entirety the letter agreement dated January 8, 1992, with respect to the Seven Seas Series International Pacific Index Fund.

Sincerely,

SSgA FUNDS


By:/s/ Lynn L. Anderson
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   Lynn L. Anderson
   President

ACKNOWLEDGED AND ACCEPTED
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State Street Bank and Trust Company


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